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                                                                     EXHIBIT 3.4

                          CERTIFICATE OF AMENDMENT OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 PIXTECH, INC.

     PixTech, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     Pursuant to a meeting of the Board of Directors of the Corporation, a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment pursuant to a meeting in accordance with Sections 212 and 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:  That the first paragraph of Article FOURTH of the Restated
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           Certificate of Incorporation of the Corporation be, and hereby is, amended and restated to read in its entirety as follows:

     FOURTH: The Corporation shall be authorized to issue sixty-one million (61,000,000) shares of capital stock, which shall be divided into sixty million (60,000,000) shares of Common Stock, par value $0.01 per share and one million (1,000,000) shares of Preferred Stock, par value $0.01 per share.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 12th day of May, 1999.


                                   PIXTECH, INC.


                                   /s/ Dieter Mezger
                                   ---------------------------------------
                                   Dieter Mezger
                                   President and Chief Executive Officer